Exhibit 10.19.1

SECOND AMENDED & RESTATED
Non-Employee DIRECTOR COMPENSATION POLICY

Effective Date: May 19, 2016

Non-employee members of the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended & Restated Non-Employee Director Compensation Policy (as amended, this “Policy”). The cash and equity compensation described in this Policy shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
1.Cash Compensation. Non-Employee Directors shall receive a cash retainer or other cash compensation in consideration for service on the Board or as a Chairman or member of any committee of the Board as described below.
a.Annual Cash Payments. Each Non-Employee Director who serves on the Board as of 11:59 P.M., New York time, on the date of the annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders held on May 18, 2016, shall receive cash (A) if an Affiliate Director, equal to $25,000, payable in four (4) equal installments of $6,250, on each of the next four (4) occurring quarterly meetings of the Board or (B) if an Independent Director, equal to $37,500, payable in four (4) equal installments of $9.375, on each of the next four (4) occurring quarterly meetings of the Board. In addition, if as of 11:59 P.M., New York time, on the date of the annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders of the Company, the Chairman of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board is an Independent Director, then such Independent Director shall receive cash equal to $5,000 on the next business day. The payments described in this Section 1(a) shall be referred to as the “Annual Cash Payments.”
b.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are eligible, receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Cash Payments as described in Section 1(a) above.
2.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to grant. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all non-qualified stock options (“Options”) granted pursuant to this Policy are subject in all respects to the terms of the Equity Plan.
a.Annual Option Awards. Each Non-Employee Director who serves on the Board as of 11:59 P.M., New York time, on the date of the annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders held on May 18, 2016, shall be automatically granted, on the next business day, an Option with a fair value on the date of grant of (A) if an Affiliate Director on such day, $25,000 or (B) if an Independent Director (as defined below) on such day, $37,500 (in each case, as determined in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”)), with the number of shares subject to the Option rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. In addition, if as of 11:59 P.M., New York time, on the date of the annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders of the Company, the Chairman of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board is an Independent Director, then such Independent Director shall automatically be granted, on the next business day, an additional Option with a fair value on the date of grant of $5,000 (as determined in accordance with ASC 718) for his or her services as Chairman of such Committee, with the number of shares subject to each such additional Option rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. The awards described in this Section 2(b) shall be referred to as the “Annual Option Awards.”
b.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are eligible, receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Option Awards as described in Section 2(a) above.
c.Vesting of Annual Option Awards Granted to Non-Employee Directors. Each Annual Option Award shall vest and become exercisable on the first anniversary of the day in which the date of grant occurs, subject to the Non-Employee Director continuing in service as a Non-Employee Director through the vesting date. No portion of an Annual Option Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested or exercisable thereafter. All of a Non-Employee Director’s Annual Option Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.Definitions. For purposes of this Policy, the following terms shall have the following meanings:
a.“Affiliate Director” shall mean, as of any date, a Non-Employee Director who, as of such date, is affiliated with or has any employment or service relationship with any Significant Stockholder or affiliate thereof.
b.“Independent Director” shall mean, as of any date, a Non-Employee Director who is not an Affiliate Director as of such date.
c.“Significant Stockholder” shall mean, as of any date, any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) that, as of such date, holds 10% or more of the total combined voting power of all classes of common stock of the Company.